EXHIBIT 10.4

AIRCRAFT LEASE AGREEMENT

This AIRCRAFT LEASE AGREEMENT (“Agreement”) dated as of June 10, 2009, is by and between Wendy’s/Arby’s Group, Inc., a Delaware corporation with its principal place of business at 1155 Perimeter Center West, Atlanta, Georgia 30338 (“Lessor”) and TASCO, LLC, a Delaware limited liability company with its principal place of business at 280 Park Avenue, New York, New York 10017-1216 (“Lessee”).

WHEREAS, Lessor owns a Gulfstream Aerospace G-IVSP aircraft bearing U.S. Registration No. N394TR and manufacturer’s serial number 1252 and the two (2) Rolls Royce model Tay 611-8 engines installed thereon, bearing manufacturer’s serial numbers 16623 and 16624, respectively, and all parts, instruments, avionics, attachments and appurtenances installed thereon or attached thereto (the “Aircraft”); and

WHEREAS, Lessee desires to lease the Aircraft from Lessor and Lessor desires to lease the Aircraft to Lessee upon and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1:   AGREEMENT TO LEASE

1.1 Lease of Aircraft.  Subject to the terms and conditions of this Agreement, Lessor agrees to lease the Aircraft to Lessee and Lessee agrees to take the Aircraft on lease from Lessor, such lease to be on a non-exclusive basis.

Section 2:   TERM; DELIVERY/REDELIVERY; CONDITION

2.1           Term.  Subject to the prior receipt of the Siemens Consent (as defined in Section 12(a)(ii) of this Agreement) or the prior satisfaction and discharge of all of Lessor’s obligations under the Siemens Note (as defined in Section 12(a)(ii) of this Agreement), the term for the lease of the Aircraft shall begin on July 1, 2009 and shall expire on June 30, 2010 (“Term”), provided that upon ten (10) days’ prior written notice to Lessee, Lessor shall have the right to terminate this Agreement prior to the end of the Term (i) if the Aircraft is sold to another party in accordance with Section 10 hereof or (ii) if within the last sixty (60) days of the Term extraordinary and unscheduled repair and/or maintenance becomes necessary in order to keep the Aircraft airworthy, provided that Lessee has elected not to bear the cost of such repair and/or maintenance.

2.2           Delivery and Redelivery.  Delivery and redelivery of the Aircraft by one party to the other party shall be made at Stewart International Airport in New Windsor, New York; provided, however, the delivery and/or re-delivery may be made at such other airport as the parties may agree.

2.3           Delivery Condition.  Except as otherwise expressly provided by this Agreement, THE AIRCRAFT IS LEASED TO LESSEE “AS IS, WHERE IS” AND LESSOR HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE, AND ALL OBLIGATION AND LIABILITY IN TORT, NEGLIGENCE AND STRICT LIABILITY AS TO THE AIRWORTHINESS, CONDITION, DESIGN OR OPERATION OF THE AIRCRAFT OR ANY PART THEREOF OR THE CONDITION AND THE COMPLETENESS OF THE RECORDS FOR THE AIRCRAFT, AND LESSEE HEREBY WAIVES AND DISCLAIMS RELIANCE UPON ANY SUCH REPRESENTATIONS AND WARRANTIES.

Section 3:  PAYMENTS

3.1           Rent.  Lessee shall pay to Lessor monthly rent (“Rent”) in the amount of US$10,000 for the term.  Payment of Rent shall be by wire transfer or by check delivered to Lessor on the first day of each calendar month during the Term.  In the event that the Aircraft is redelivered to Lessor after the expiration of the Term, Lessee shall pay to Lessor an additional charge of US$500 for each day that the return of the Aircraft is overdue (“Supplemental Rent”), provided, however, that no Supplemental Rent shall be owing and due for any period during which the Aircraft is undergoing maintenance that is (a) the responsibility of Lessor hereunder or (b) the responsibility of Lessee hereunder, as long as such maintenance which is the responsibility of Lessee is not overdue.  Supplemental Rent shall be paid by Lessee to Lessor within fifteen (15) days of receipt of an invoice from Lessor for such charges.

Section 4:  USE AND OPERATION OF THE AIRCRAFT; FLIGHT CREWS

4.1           Use of the Aircraft.  Except as expressly provided herein, while the Aircraft is being operated on behalf of Lessee, Lessee shall be responsible for all fuel, inspection, servicing, storage, operational and flight crew costs relating to the operation of the Aircraft.  Subject to hangar availability at commercially reasonable rates, Lessee shall cause the Aircraft to be stored in a hangar facility at Lessee’s expense when not in operation if the Aircraft will be parked in the same location (other than Stewart International Airport) for more than seven (7) consecutive days or in the event of inclement weather that includes a form of frozen precipitation.  The cost of storing the Aircraft in a hangar facility at Stewart International Airport shall be at Lessor’s expense. The cost of storing the Aircraft at any other hangar facility shall be at Lessee’s expense.

4.2           Operation.  While the Aircraft is operated on behalf of Lessee, Lessee shall exercise exclusive operational control over the Aircraft.  Lessee hereby covenants with Lessor that from delivery of the Aircraft to Lessee until redelivery to Lessor, the Aircraft shall be operated at all times in accordance with all applicable Federal Aviation Regulations (“FARs”) as issued by the Federal Aviation Administration (“FAA”) and that Lessee shall not cause or permit the Aircraft to be operated in any manner contrary to any recommendation of the manufacturer of the Aircraft nor in any manner that would violate the terms of the insurance coverage required to be provided under Section 5 hereunder or for any purpose contrary to applicable law.  Lessee shall keep or cause to be kept accurate, complete and current records of all flights made by the Aircraft; such records to be kept in such manner as the FAA may from time to time require.  Lessee shall not do or permit to be done any act or thing which might jeopardize the rights of the Lessor as owner of the Aircraft.  Lessee shall not sublease, charter, hire or otherwise part with possession of the Aircraft.  Lessee shall accommodate the request of Lessor to exhibit the Aircraft to potential purchasers as long as the exhibition of the Aircraft occurs during normal business hours, provided that Lessor shall have given Lessee reasonable prior notice of any such request.  Except as provided in the preceding sentence, Lessor warrants that, so long as Lessee is not in default under this Agreement, Lessee’s use of the Aircraft shall not be interrupted by Lessor.

4.3           Maintenance.  The Aircraft shall be serviced, repaired and maintained so as to keep the Aircraft airworthy and in as good an operating condition as when delivered to Lessee hereunder, ordinary wear and tear excepted, as follows:

(a) Calendar-Based Maintenance.  Lessor shall be responsible for all maintenance items that become due on a calendar basis in accordance with the FAA-approved Gulfstream-recommended maintenance program for the Aircraft;

(b) Usage-Based Maintenance.  Lessee shall be responsible for all maintenance items that are required to be made as a result of Lessee’s usage (hours or cycles) of the Aircraft under this Agreement in accordance with the FAA-approved Gulfstream-recommended maintenance program for the Aircraft;

(c) Transit Maintenance. Lessee shall be responsible for the performance of all transit maintenance of the Aircraft which shall include a visual check of the aircraft exterior prior to all take-offs with particular attention to any fluid leaks, repair or replacement of worn or flat tires or low shock struts, rectification of any discrepancies noted in the aircraft logbook, and the repair or deferral under the Minimum Equipment List for the Aircraft of all malfunctions affecting airworthiness.

(d) Extraordinary Repairs. All extraordinary and unscheduled repairs and/or maintenance for the Aircraft shall be performed by Lessor at Lessor’s expense.

If within the final sixty (60) days of the Term, Lessor elects not to make a repair or perform any maintenance for which it is responsible under this Agreement, Lessee may elect (i) to make such repair or perform such maintenance at its cost and expense or (ii) to terminate this Agreement upon ten (10) days prior written notice to Lessor.  If Lessee elects to make such repair or perform such maintenance, this Agreement shall continue in effect.  If Lessee elects not to make such repair or perform such maintenance, Lessor shall have the right to terminate this Agreement upon ten (10) days prior written notice to Lessee.

4.4           Flight Crews.  Any and all flight crewmembers operating the Aircraft on behalf of the Lessee shall hold commercial pilot licenses and shall possess current and valid first or second class medical certificates.

Section 5:  INSURANCE

5.1           Lessor Insurance.  From delivery and at all times during the Term, Lessor shall, at its own cost and expense, procure and maintain (i) hull insurance (while in flight or on the ground) against loss or damage to the Aircraft including but not limited to, loss by fire, theft, collision and such other risks of loss as are normally insured against, or as is customary in the industry, in an amount of no less than the market value of the Aircraft as determined by the Aircraft Blue Book Price Digest at the inception of this Agreement or by a third party appraisal of the Aircraft by an appraiser reasonably acceptable to both Lessor and Lessee with the costs of such appraisal for the account of Lessee; (ii) public liability insurance against losses or damages arising from death or bodily injury, or any property damage caused by or due to the operation of the Aircraft, such public liability insurance (a) shall be for a combined limit of not less than US$500,000,000 per single occurrence and (b) shall name Lessee, Trian Fund Management, L.P., Nelson Peltz, Peter W. May and Edward P. Garden as additional insureds.

Section 6:  INDEMNIFICATION

6.1           Indemnification by Lessee.  Lessee agrees to defend, indemnify and hold harmless the Lessor from and against any and all claims, proceedings, losses, liabilities, suits, judgments, costs, expenses, penalties or fines (individually and collectively hereinafter referred to as “Claims”) for or on account of or arising from or in any way connected with injury to or death of any persons whomsoever or loss or damage to any property of any person (including the Aircraft), which may be suffered or incurred as a result of or in any way connected with the possession, performance, transportation, transit maintenance, condition, service, repair, use or operation of the Aircraft (either in the air or on the ground) or any part thereof during the Term, other than Claims attributable to (i) the gross negligence or willful misconduct of the Lessor or (ii) a breach of Lessor’s obligations hereunder, including without limitation Section 4.3 above.  Lessee’s liability for any Claims hereunder and its indemnification obligations under this Section 6.1 shall be in its capacity as lessee and operator of the Aircraft only.

6.2           Indemnification by Lessor.  Lessor agrees to defend, indemnify and hold harmless the Lessee from and against any and all Claims for or on account of or arising from or in any way connected with injury to or death of any persons whomsoever or loss or damage to any property of any person (including the Aircraft), which may be suffered or incurred as a result of or in any way connected with (i) the gross negligence or willful misconduct of the Lessor or (ii) a breach of Lessor’s obligations hereunder, including without limitation Section 4.3 above.

6.3           Survival.  The provisions of Section 6 shall survive the expiration or earlier termination of this Agreement and shall continue in full force and effect notwithstanding such expiration or termination.

Section 7:  LIENS; TAXES

7.1           Liens.  Lessee shall not create, nor permit to exist, any liens, security interests, mortgages, charges or other encumbrances (“Liens”) upon or against the Aircraft other than (a) Liens created by or attributable to Lessor or any parts thereof or (b) Liens that arise and are discharged in the ordinary course of business (such as, without limitation, mechanics’ liens for maintenance performed on the Aircraft).  Nor shall Lessee do or permit to be done anything which may expose the Aircraft or any parts thereof to forfeiture, seizure, arrest, impounding, detention, confiscation, taking in execution, attachment or appropriation.

7.2           Taxes.  Lessee shall promptly pay and discharge when due and payable all taxes, penalties and interest that are payable and due arising out of Lessee’s use of the Aircraft and shall  indemnify and hold Lessor harmless against any and all sales, use, services, personal property, customs, business, fuel, leasing, occupational, transfer, excise, franchise, ad valorem, turnover, stamp, documentary, gross receipts or other taxes, fees, withholdings, imposts, duties, levies, penalties, fines or interest thereon, imposed, levied or otherwise payable to any national, state or local government, or any subdivision thereof, relating to or attributable to this Agreement (excluding, however, any franchise taxes attributable to Lessor or any taxes imposed on or measured by the net income or net profits of the Lessor).

Section 8:  CASUALTY OCCURRENCE

8.1           Definition of Total Loss.  For the purposes of this Agreement, “Total Loss” shall mean (i) the actual or constructive total loss of the Aircraft (including any damage thereto which results in an insurance settlement on the basis of a total loss, or requisition for use or hire thereof which results in an insurance settlement on the basis of a total loss); (ii) the Aircraft being destroyed, damaged beyond repair, or permanently rendered unfit for normal use for any reason whatsoever; and (iii) the requisition of title, capture, seizure, confiscation, detention or grounding of the Aircraft by the FAA or any other competent government authority for a period in excess of thirty (30) days, or the hi-jacking or theft of the Aircraft.

8.2           Total Loss During Term.  If the Aircraft is the subject of a Total Loss during the Term, this Agreement shall terminate as of the date of such Total Loss.  Provided all amounts which are then due and payable by Lessee under this Agreement have been paid in full to Lessor, Lessee’s obligations hereunder for the payment of charges under Sections 3 and 4 shall cease as from the date when the Aircraft was no longer available for use due to a Total Loss.  Lessee shall be liable only for such charges under Sections 3 and 4 hereof as would apply to the use of the Aircraft from the start of the Term to the date of the Total Loss.

Section 9:  DEFAULT

9.1           Default by Lessee.  If Lessee shall (i) fail to make any payment of Rent or other amounts owed to Lessor when due and payable under this Agreement and such payment is not received by Lessor within ten (10) days of such due date, (ii) fail to pay those costs relating to the operation of the Aircraft as are specified in Section 4 hereof, or (iii) operate the Aircraft outside the scope of the insurance coverage required to be maintained with respect to the Aircraft pursuant to Section 5 hereof, Lessor may declare this Agreement to be in default and may exercise one or more of the following remedies as Lessor in its sole discretion may elect, to the extent available and permitted by, and subject to compliance with any mandatory requirements of applicable law then in effect: (i) demand that Lessee immediately return the Aircraft and Lessee shall thereupon immediately return the Aircraft, in which event this Agreement shall terminate upon such return of the Aircraft; (ii) to the extent permitted by applicable law, enter upon the premises where all or any part of the Aircraft is located and take immediate possession of, and remove, the same, in which event this Agreement shall terminate upon such return of the Aircraft; (iii) proceed by appropriate court action to enforce performance by Lessee of the provisions of this Agreement and to recover damages for the breach thereof; and (iv) terminate this Agreement by written action and repossess the Aircraft.

9.2           Default by Lessor.  If Lessor shall (i) fail to maintain the Aircraft in accordance with Sections 4.3(b) or 4.3(d), (ii) fail to provide or maintain insurance coverage for the Aircraft in accordance with Section 5, or (iii) fail to indemnify Lessee in accordance with Section 6.2, Lessee may declare this Agreement to be in default and may exercise one or more of the following remedies as Lessee in its sole discretion may elect, to the extent available and permitted by, and subject to compliance with any mandatory requirements of applicable law then in effect: (i) return the Aircraft to Lessor in which event this Lease shall terminate upon such return of the Aircraft and Lessor shall refund to Lessee any amounts previously paid by Lessee to Lessor for the lease of Aircraft for any period following the date of such termination; and (ii) proceed by appropriate court action to enforce performance by Lessor of the provisions of this Agreement and to recover damages for the breach thereof.

Section 10:  RIGHT OF FIRST REFUSAL

10.1           First Refusal Offer.  If Lessor has received a bona fide written offer from a third party to purchase the Aircraft (a “Third Party Offer”) and the Lessor wishes to accept such offer, Lessor shall, prior to accepting such offer, provide Lessee with a notice (the “Notice”) proposing to sell the Aircraft to the Lessee or its affiliates on the same terms and conditions as the Third Party Offer (a “First Refusal Offer”).

10.2           Notice.  The Notice shall state that Lessor proposes to effect a sale of the Aircraft pursuant to a Third Party Offer, summarize the terms and conditions of the Third Party Offer and provide the name and address of the third party that has made the Third Party Offer (the "Third Party Offeror”), together with a copy of all writings between Lessor and the Third Party Offeror necessary to establish the terms of the Third Party Offer.

10.3           Exercise of Right of First Refusal. The right of first refusal shall be exercisable by the Lessee or an affiliate of the Lessee by delivery of a written notice to Lessor within five (5) business days after receipt of the Notice (the “Notice Period”). If the Lessee shall fail to respond to the Lessor within the Notice Period, such failure shall be regarded as a rejection of the First Refusal Offer and the Lessor shall be free to sell the Aircraft to the Third Party Offeror without any further obligation to Lessee.

10.4           Sale Pursuant to First Refusal Offer. The closing of the purchase of the Aircraft by Lessee or its affiliate pursuant to the exercise of its right of first refusal pursuant to this Section 10 shall occur on a date chosen by the Lessee or its affiliate, provided that such date shall be not later than 90 days after the date of the Notice.  At the closing, each of the parties to the transaction shall execute such additional documents as are necessary or appropriate to consummate the transaction and vest title of the Aircraft in the purchaser.

10.5           Sale to Third Party Offeror. Notwithstanding anything to the contrary in this Section 10, if the Lessee does not exercise its right of first refusal during the Notice Period in accordance with Section 10.3 above, Lessor may sell, transfer and assign the Aircraft to the Third Party Offeror on the terms and conditions of the Third Party Offer, provided that such sale is bona fide and made within 90 days from the last day of the Notice Period.  If such sale is not consummated within such 90-day period, the restrictions provided in this Section 10 shall again become effective, and no sale, transfer or assignment of the Aircraft may be made thereafter without again offering to sell the Aircraft to the Lessee in accordance with this Section 10.

Section 11:   MISCELLANEOUS

11.1           Governing Law.  This Agreement shall be governed and construed in accordance with the law of the State of New York without regard to any conflict of law rules thereof that might indicate the application of the laws of any other jurisdiction.

11.2           Notices and Communications.  For the purposes of this Agreement, all notices and other communications hereunder shall be given by personal delivery, mail, or overnight delivery to the intended recipient at the address specified below:

(a)	If to Lessor:

Wendy’s/Arby’s Group, Inc.
1155 Perimeter Center West
Suite 1200
Atlanta, Georgia 30338
Attn:  General Counsel

(b)	If to Lessee:

TASCO, LLC
280 Park Avenue, 41st Floor
New York, New York 10017
Attn:  Chief Legal Officer

Such notice shall be effective upon receipt by the recipient (which receipt shall be deemed to take place upon (i) five (5) days after mailing (by certified mail, return receipt requested) in the case of a first class letter, (ii) upon confirmed receipt in the case of a overnight delivery and (iii) upon signed receipt of a personal delivery), shall be in writing and shall be in the English language.

11.3           Complete Agreement.  This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral communications or agreements with respect thereto, including, without limitation, the Aircraft Time Sharing Agreement dated as of August 6, 2007, as amended, by and between Triarc Companies, Inc. and Trian Fund Management, L.P.

11.4 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed shall be considered an original, and when taken together shall

11.5 constitute but one and the same instrument, and either of the parties hereto may execute this Agreement by signing such counterpart.

11.6 Third Party Beneficiaries.  Lessor hereby acknowledges and agrees that Trian Fund Management, L.P., Nelson Peltz, Peter W. May and Edward P. Garden shall be third party beneficiaries of, and shall have full right and power to enforce, the provisions of Section 5, 6.2 and 10 hereof as if they were parties to this Agreement.

Section 12:  REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties of Lessor.  The Lessor represents and warrants that:

(i)           Corporate Authority and Due Execution. Lessor has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Lessor and the consumption of the transactions contemplated hereby have been duly and validly authorized by all necessary action.  This Agreement has been duly and validly executed and constitutes the valid and binding agreement of the Lessor, enforceable against it in accordance with its terms.

(ii) No Violation; Consents. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of or by, any third party, including without limitation, any lender or any federal, state or local governmental authority or agency (including, without limitation, the U.S. Department of Transportation or the Federal Aviation Administration (“FAA”)) is required with respect to the execution, delivery and performance by Lessor of this Agreement or the consummation of any of the transactions contemplated hereby, or if any such approval, notice, registration or action is required, it has been duly given or obtained, other than (A) the consent (the “Siemens Consent”) of Siemens Financial Services, Inc. (“Siemens”) and (B) notification of the Agreement to the FAA.   Lessor agrees that if it has not obtained the Siemens Consent prior to the commencement of the Term, it shall on or before June 30, 2009 satisfy and discharge all of its obligations to Siemens under that certain Note and Aircraft Security Agreement dated as of September 4, 2008 between Lessor and Siemens (the “Siemens Note”).

(b) Representations and Warranties of the Lessee.  The Lessee represents and warrants as follows:

(i)           Authority and Due Execution. Lessee has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Lessee and the consumption of the transactions contemplated hereby have been duly and validly authorized by all necessary action.  This Agreement has been duly and validly executed and constitutes the valid and binding agreement of the Lessee, enforceable against it in accordance with its terms.

(ii) No Violation; Consents. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of or by, any third party, including without limitation, any lender or any federal, state or local governmental authority or agency (including, without limitation, the U.S. Department of Transportation or the Federal Aviation Administration (“FAA”)) is required with respect to the execution, delivery and performance by Lessee of this Agreement or the consummation of any of the transactions contemplated hereby, or if any such approval, notice, registration or action is required, it has been duly given or obtained.

Section 13: TRUTH-IN-LEASING

Truth-in-Leasing Provision.  LESSOR CERTIFIES THAT DURING THE TWELVE (12) MONTHS PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER THE PROVISIONS OF FEDERAL AVIATION REGULATIONS PART 91.  LESSEE CERTIFIES THAT (i) AT ALL TIMES DURING THE TERM HEREOF, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER THE PROVISIONS OF FEDERAL AVIATION REGULATIONS PART 91, (ii) DURING THE TERM OF THISAGREEMENT, LESSEE, AND NOT LESSOR, SHALL BE RESPONSIBLE FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT AND (iii) LESSEE UNDERSTANDS ITS RESPONSIBILITY FOR COMPLIANCE WITH RESPECT TO ALL APPLICABLE FEDERAL AVIATION REGULATIONS.  THE PARTIES UNDERSTAND THAT AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL OF THE AIRCRAFT AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.  LESSEE AGREES TO KEEP A COPY OF THIS AGREEMENT IN THE AIRCRAFT AT ALL TIMES DURING THE TERM HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

WENDY’S/ARBY’S GROUP, INC.                                                                                  TASCO, LLC

By: /s/ NILS H. OKESON                                                                                                By: /s/ EDWARD P. GARDEN
Name: Nils H. Okeson                                                                                              Name: Edward P. Garden
Title: SVP, General Counsel and Secretary                                                                   Title: Vice Chairman

Trian Fund Management, L.P. (“Trian”) absolutely and unconditionally guarantees to Wendy’s/Arby’s Group, Inc.  (the “Lessor”) the performance and observance of any and all of the obligations of TASCO, LLC  (the “Lessee”) under the foregoing Agreement, including but not limited to the payment in full of all amounts due from Lessee to Lessor under the Agreement.  This Guarantee constitutes the direct, general and unconditional obligation of Trian, is irrevocable and with respect to the obligations of Lessee involving payment of amounts due to Lessor is a guarantee of payment and not of collection.

TRIAN FUND MANAGEMENT, L.P.
By: Trian Fund Management GP, LLC
its general partner

By: /s/ EDWARD P. GARDEN
Name: Edward P. Garden
Title: Member